Exhibit 15.1



July 22, 1997



Freeport-McMoRan Inc.
1615 Poydras Street
New Orleans, LA  70112

Gentlemen:

We are aware that Freeport-McMoRan Inc. has incorporated by reference in its Registration Statements (File Nos. 2-85000, 33-14641, 33-30417, 33-29850, 33-62170, and 333-31041) its Form 10-Q for the quarter ended
June 30, 1997, which includes our report dated July 22, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1993 (the Act), this report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

Arthur Andersen LLP